Exhibit 99.1

RPM Increases Cash Dividend for 46th Consecutive Year

Quarterly payment of $0.36 per share is 2.9% increase over prior year

MEDINA, Ohio—(BUSINESS WIRE) — Oct. 3, 2019—RPM International Inc. (NYSE:RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.36 per share, payable on October 31, 2019, to stockholders of record as of October 15, 2019. This payment represents a 2.9 percent increase over the $0.35 quarterly cash dividend paid at this time last year.

This action marks RPM’s 46th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the Mergent Handbook of Dividend Achievers. During this timeframe, the company has returned approximately $2.4 billion in cash dividends to its stockholders. At a share price of $67.00, RPM’s dividend yield would be 2.1 percent.

“Increasing our cash dividend on an annual basis is one of the principal ways we reward our shareholders,” stated Frank C. Sullivan, RPM chairman and chief executive officer. “Combined with an appreciating stock price, increasing the dividend enables us to consistently deliver long-term growth and outperform the cumulative total return of the broader market.”

At the meeting, four directors were elected to serve in Class I with three-year terms expiring at the annual meeting of stockholders in 2022. They included Kirkland B. Andrews, executive vice president and chief financial officer of NRG Energy, Inc.; David A. Daberko, retired chairman and chief executive officer, National City Corporation, now a part of PNC Financial Services Group, Inc.; Thomas S. Gross, retired vice chairman and chief operating officer for the Electrical Sector of Eaton Corporation plc and Frank C. Sullivan.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio with hundreds of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, Day-Glo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 15,000 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

Source: RPM International Inc.

Russell L. Gordon

Vice President and Chief Financial Officer

330-273-5090

rgordon@rpminc.com